                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               HORIZON PROPANE LLC

                                       AND

                             AMERIGAS PROPANE, L.P.

                      ------------------------------------

                                 October 1, 2003

                      ------------------------------------

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                                TABLE OF CONTENTS

                                                                                                   Page
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
ARTICLE I DEFINITIONS..........................................................................      1

     Section 1.1   Definitions.................................................................      1

     Section 1.2   Construction................................................................      6

ARTICLE II PURCHASE AND SALE...................................................................      6

     Section 2.1   Purchase and Sale of Assets.................................................      6

     Section 2.2   Excluded Assets.............................................................      8

     Section 2.3   Assumed Liabilities.........................................................      9

     Section 2.4   Excluded Liabilities........................................................      9

ARTICLE III PURCHASE PRICE AND MANNER OF PAYMENT...............................................     10

     Section 3.1   Net Purchase Price Amount; Adjustments......................................     10

     Section 3.2   Estimated Net Working Capital; Closing Date Adjustment......................     10

     Section 3.3   Payment of Estimated Cash Purchase Price....................................     11

     Section 3.4   Post-Closing Working Capital Calculation....................................     12

     Section 3.5   Allocation of Net Purchase Price............................................     13

     Section 3.6   Taxes, Title Commitment and Insurance.......................................     14

ARTICLE IV THE CLOSING.........................................................................     14

     Section 4.1   Time and Place of Closing...................................................     14

     Section 4.2   Deliveries by Seller........................................................     14

     Section 4.3   Deliveries by Buyer.........................................................     16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER.............................................     17

     Section 5.1   Organization; Qualification.................................................     17

     Section 5.2   Authority Relative to this Agreement........................................     17

     Section 5.3   Consents and Approvals......................................................     17

     Section 5.4   No Violations...............................................................     18

     Section 5.5   No Default; Compliance with Applicable Laws; Permits........................     18

     Section 5.6   Books and Records...........................................................     18

     Section 5.7   Conduct of Business.........................................................     19

     Section 5.8   No Undisclosed Liabilities..................................................     19

     Section 5.9   Litigation..................................................................     19

     Section 5.10  Environmental Compliance....................................................     19

                                     - i -

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
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
     Section 5.11  Intellectual Property.......................................................     20

     Section 5.12  Brokers.....................................................................     21

     Section 5.13  Taxes.......................................................................     21

     Section 5.14  Financial Statements........................................................     22

     Section 5.15  Title to Property...........................................................     22

     Section 5.16  Real Property Leases........................................................     22

     Section 5.17  Owned Real Property.........................................................     23

     Section 5.18  Real Property...............................................................     23

     Section 5.19  Accuracy....................................................................     24

     Section 5.20  Disclosure..................................................................     24

     Section 5.21  Active Customers............................................................     24

     Section 5.22  Customer Deposits, Advances and Credits.....................................     24

     Section 5.23  Limited Warranties..........................................................     24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.............................................     25

     Section 6.1   Organization................................................................     25

     Section 6.2   Authority Relative to this Agreement........................................     25

     Section 6.3   Brokers.....................................................................     25

ARTICLE VII COVENANTS OF THE PARTIES...........................................................     25

     Section 7.1   Access to Information; Maintenance of Records...............................     25

     Section 7.2   Expenses....................................................................     26

     Section 7.3   Further Assurances..........................................................     27

     Section 7.4   Cooperation on Tax Matters..................................................     27

     Section 7.5   Employees...................................................................     27

     Section 7.6   Name Change.................................................................     28

     Section 7.7   Conduct of Business by Seller...............................................     28

     Section 7.8   Insurance...................................................................     29

     Section 7.9   Public Announcement.........................................................     30

     Section 7.10  Regulatory Filings..........................................................     30

     Section 7.11  Rejection and Assumption of Contracts.......................................     30

     Section 7.12  Utilities...................................................................     30

     Section 7.13  Access to Real Property.....................................................     30

     Section 7.14  Service of Customers........................................................     31

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
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
ARTICLE VIII CONDITIONS TO CLOSING.............................................................     31

     Section 8.1   Conditions to Obligations of Buyer..........................................     31

     Section 8.2   Conditions to Obligations of Seller.........................................     31

ARTICLE IX TERMINATION AND ABANDONMENT.........................................................     32

     Section 9.1   Termination.................................................................     32

     Section 9.2   Procedure and Effect of Termination.........................................     32

ARTICLE X INDEMNIFICATION......................................................................     33

     Section 10.1  Survival of Representations, Warranties and Agreements......................     33

     Section 10.2  Limitations on Indemnification..............................................     33

     Section 10.3  Indemnification.............................................................     35

     Section 10.4  Defense of Claims...........................................................     36

ARTICLE XI MISCELLANEOUS PROVISIONS............................................................     38

     Section 11.1  Amendment and Modification..................................................     38

     Section 11.2  Waiver of Compliance; Consents..............................................     38

     Section 11.3  Survival....................................................................     38

     Section 11.4  Notices.....................................................................     38

     Section 11.5  Binding Effect; Assignment..................................................     39

     Section 11.6  Third-Party Beneficiaries...................................................     39

     Section 11.7  Severability................................................................     39

     Section 11.8  Governing Law...............................................................     40

     Section 11.9  Submission to Jurisdiction..................................................     40

     Section 11.10 Counterparts................................................................     40

     Section 11.11 Incorporation...............................................................     40

     Section 11.12 Entire Agreement............................................................     40

     Section 11.13 Headings....................................................................     40

     Section 11.14 Remedies....................................................................     40

     Section 11.15 Agreement Not to Compete....................................................     41

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                         LIST OF EXHIBITS AND SCHEDULES

Exhibits:
--------
Exhibit A            Form of Assumption Agreement
Exhibit B            Form of Bill of Sale
Exhibit C            Form of Deed
Exhibit D            Form of Escrow Agreement
Exhibit E            Form of Intellectual Property Assignment
Exhibit F            Form of Trademark Assignment
Exhibit G            Intentionally Omitted
Exhibit H            Certain Excluded Assets
Exhibit I            Yellow Pages Authorization
Exhibit J            Form of Opinion of Seller's Counsel
Exhibit K            Form of Opinion of Buyer's Counsel

   Schedules:
   ---------
Schedule 2.1(f)      Contracts
Schedule 2.4(b)      Excluded Contracts
Schedule 3.2         Working Capital Basis and Procedures
Schedule 3.5         Allocation of Purchase Price
Schedule 5.3         Consents and Approvals
Schedule 5.7         Conduct of Business
Schedule 5.11(a)     Intellectual Property Rights
Schedule 5.11(b)     IP License Agreements
Schedule 5.11(d)     Software and Databases
Schedule 5.11(e)     Information Technology
Schedule 5.15        Title to Property
Schedule 5.16        Real Property Leases
Schedule 5.17        Owned Real Property
Schedule 5.18(f)     Dispositions of Real Estate
Schedule 5.18(g)     Real Estate Payments
Schedule 5.20        Additional Disclosures
Schedule 5.22        Customer Deposits, Advances and Credits

Net Working Capital Schedule A              Current Assets
Net Working Capital Schedule B              Current Liabilities

                              TABLE OF DEFINITIONS

                                                                                                             Section
                                                                                                             -------
"Accounts Receivable" ................................................................................         1.1(a)
"Action" .............................................................................................            5.9
"Affiliate" ..........................................................................................         1.1(b)
"Agreement" ..........................................................................................       Preamble
"Ancillary Agreements" ...............................................................................         1.1(c)
"Assumed Liabilities" ................................................................................            2.3
"Assumption Agreement" ...............................................................................         1.1(d)
"Authorized Representative............................................................................         3.2(e)
"Bill of Sale" .......................................................................................         1.1(e)
"Business" ...........................................................................................       Recitals
"Business Day" .......................................................................................         1.1(f)
"Buyer" ..............................................................................................       Preamble
"Buyer Indemnitees" ..................................................................................        10.3(a)
"Change in Working Capital" ..........................................................................      3.4(a)(i)
"Closing" ............................................................................................            4.1
"Closing Date" .......................................................................................            4.1
"Closing Date Working Capital" .......................................................................         1.1(g)
"Confidential Information"............................................................................         7.1(e)
"Contracts" ..........................................................................................         2.1(f)
"Debtors" ............................................................................................         1.1(h)
"Deeds" ..............................................................................................         1.1(i)
"Direct Claim" .......................................................................................        10.4(d)
"Dollars" ............................................................................................         1.1(j)
"Eaglerock" ..........................................................................................         1.1(k)
"Encumbrances" .......................................................................................         1.1(l)
"Environmental Laws" .................................................................................         1.1(m)
"Escrow Agreement"....................................................................................         1.1(n)
"Estimated Cash Purchase Price" ......................................................................         3.2(d)
"Estimated Net Working Capital" ......................................................................         3.2(a)
"Excluded Assets" ....................................................................................            2.2
"Excluded Liabilities" ...............................................................................            2.4
"Fiscal 2003 Financial Statement" ....................................................................           5.14
"GAAP" ...............................................................................................           5.14
"Governmental Entity" ................................................................................         1.1(o)
"Hazardous Substances" ...............................................................................         1.1(p)
"Hedge Arrangement" ..................................................................................         1.1(q)
"Hired Employees" ....................................................................................            7.5
"Holdback Amount".....................................................................................         3.3(a)
"Indemnifiable Buyer Losses" .........................................................................        10.3(a)
"Indemnifiable Losses" ...............................................................................        10.3(b)
"Indemnifiable Seller Losses" ........................................................................        10.3(b)
"Indemnifying Party" .................................................................................        10.3(c)

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

"Indemnitee" .........................................................................................        10.3(c)
"Indemnity Payment" ..................................................................................        10.3(c)
"Independent Accountant" .............................................................................      3.4(a)(i)
"Independent Accountant Determination" ...............................................................         3.4(b)
"Information Technology"..............................................................................        5.11(e)
"Intellectual Property Assignments" ..................................................................         1.1(r)
"Intellectual Property Rights" .......................................................................         1.1(s)
"Inventory" ..........................................................................................         1.1(t)
"IP License Agreement"................................................................................        5.11(b)
"Knowledge"...........................................................................................         1.1(u)
"Level Propane Purchase Agreement" ...................................................................         1.1(v)
"Losses" .............................................................................................        10.3(a)
"LP Gas"..............................................................................................      3.4(a)(i)
"Material Adverse Effect" ............................................................................         1.1(w)
"Net Purchase Price" .................................................................................            3.1
"Net Working Capital" ................................................................................         1.1(x)
"Notice of Objection" ................................................................................      3.4(a)(i)
"Objection Date" .....................................................................................         3.4(a)
"Owned Real Property" ................................................................................           5.17
"Permits" ............................................................................................         1.1(y)
"Permitted Encumbrances" .............................................................................         1.1(z)
"Person" .............................................................................................        1.1(aa)
"Purchased Assets" ...................................................................................            2.1
"Real Property" ......................................................................................        5.19(a)
"Real Property Leases" ...............................................................................           5.16
"Sale Order ..........................................................................................        1.1(bb)
"SEC" ................................................................................................           5.14
"Seller" .............................................................................................       Preamble
"Seller Employees" ...................................................................................        1.1(cc)
"Seller Indemnitees" .................................................................................        10.3(b)
"Seller Ownership Period".............................................................................        1.1(dd)
"Supervisor"..........................................................................................         3.2(e)
"Taxes"...............................................................................................        1.1(ff)
"Taxing Authority"....................................................................................        1.1(ff)
"Tax Return"..........................................................................................        1.1(ff)
"Third Party Claim" ..................................................................................        10.4(a)
"Uniform Commercial Code" ............................................................................        1.1(gg)

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of October, 2003 by and between HORIZON PROPANE LLC, an Ohio limited liability company ("Seller"), and AMERIGAS PROPANE, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS:

         A. Seller is engaged in the business of, among other things, selling, distributing, marketing and trading LP Gas to residential, industrial, commercial and agricultural customers throughout the United States (the "Business");

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all or substantially all of Seller's properties, rights and assets relating to or arising from the Business on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. The following terms, as used in this Agreement, shall have the meanings specified below:

         (a) "Accounts Receivable" shall mean any and all trade receivables and accounts, chattel paper, documents and instruments (as defined in the Uniform Commercial Code) related to the Business, the Purchased Assets or the Assumed Liabilities, including, without limitation, all accrued interest receivable and all security for the payment thereof and, to the extent not otherwise covered by the foregoing, all accounts receivable and notes receivable, but not to the extent that any of the foregoing items described in this SECTION 1.1(a) relate to the Excluded Assets or to any debts, liabilities or obligations that are not Assumed Liabilities.

         (b) "Active Customer" shall mean a customer of Seller that (a) has received a delivery of LP Gas from Seller since December 31, 2002, (b) has not terminated its account or had its account terminated by Seller, (c) does not then have more than $100 payable to Seller for more than 90 days, (d) possesses a tank leased from Seller and (e) has not made a tank pickup request or been scheduled for a tank pickup by Seller.

         (c) "Affiliate" shall mean, with respect to any specified Person, any other Person (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, (ii) that is a general partner, director, manager, trustee or principal officer of, or a shareholder, member or limited partner owning more than ten percent (10%) of, or that serves in a similar capacity with respect to the specified Person, or (iii) of which the specified Person is a general partner, director, manager, trustee or principal officer or a shareholder, member or limited partner owning more than ten percent of, or with respect to which the specified Person serves in a similar capacity. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

         (d) "Ancillary Agreements" shall mean each document and agreement related to or arising under the transaction contemplated hereby, including, without limitation, the Assumption Agreement, the Bill of Sale, the Deeds and the Intellectual Property Assignments.

         (e) "Assumption Agreement" shall mean the Assignment and Assumption Agreement to be executed and delivered by Buyer and Seller at Closing to effect the assignment of the Contracts specified therein to Buyer and the assumption of the Assumed Liabilities by Buyer, in substantially the form of EXHIBIT A attached hereto.

         (f) "Bill of Sale" shall mean the Bill of Sale to be executed and delivered by Seller to Buyer (and/or its designee) at the Closing to effect the transfer of the personal and other property included in the Purchased Assets to Buyer, in substantially the form of EXHIBIT B attached hereto.

         (g) "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Cleveland, Ohio.

         (h) "Closing Date Working Capital" shall mean Net Working Capital as of 12:01 A.M. (local time) on the Closing Date, as determined pursuant to
SECTION 3.4 hereof.

         (i) "Debtors" shall mean Level Propane Gases, Inc., Level Energy Group, Inc., Level Energy Distribution, Inc., Level Energy Transport, Inc., Lenergy Transport Leasing, Inc., WHM Carrier Services, Inc. and EP Transport, Inc.

         (j) "Deeds" shall mean the special or limited warranty deeds to be executed and delivered by Seller to Buyer at the Closing to effect the conveyance of the Owned Real Property to Buyer, in substantially the form of EXHIBIT C attached hereto, with such changes thereto as may be needed, if any, to ensure the Deeds will be recordable.

         (k)      "Dollars" or "$" shall mean United States Dollars.

         (l) "Eaglerock" shall mean Eaglerock Propane Ltd., an Ohio limited liability company.

         (m) "Encumbrances" shall mean mortgages, liens, claims (including, without limitation, claims of title or ownership), interests, security interests, easements, covenants, restrictions or other encumbrances.

         (n) "Environmental Laws" shall mean all federal, state, local, provincial and foreign laws, regulations, rules and ordinances relating to pollution or protection of human health (as it relates to environmental matters, such as toxic tort or human exposure matters, but not as it relates to worker safety or Occupational Safety and Health Act matters), or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, controlled waters, surface water, groundwater, water in sewers or pipes or conduits, land, surface and subsurface strata).

         (n) "Escrow Agreement" shall mean the Escrow Agreement to be executed and delivered by Buyer, Seller and an escrow agent at Closing in substantially the form of EXHIBIT D attached hereto.

         (o) "Governmental Entity" shall mean any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative entity, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such entity.

         (p) "Hazardous Substances" shall mean any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "controlled waste," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law, including, without limitation, petroleum, petroleum products, polychlorinated biphenyls, asbestos and any substance (alone or in combination with any other substance) likely to cause significant harm to the environment.

         (q) "Hedge Arrangement" shall mean an agreement, option, forward contract, fuel exchange or similar instrument that entitles Seller to purchase or acquire LP Gas for the Business or inventory that has been designated as a hedge against forward commitments to customers.

         (r) "Intellectual Property Assignments" shall mean the Intellectual Property Assignment to be executed and delivered by Buyer and Seller at Closing to effect the transfer of the Intellectual Property Rights to Buyer, in substantially the form of EXHIBIT E attached hereto, and the Trademark Assignment, to be executed and delivered by Buyer and Seller at Closing to effect the transfer of the Trademarks to Buyer, in substantially the form of EXHIBIT F attached hereto.

         (s) "Intellectual Property Rights" shall mean all of the following rights of Seller in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, as well as all reissues, divisionals, continuations and continuation-in-part applications and any patents issuing thereon; (b) trademarks, service marks, trade dress, trade names (including, without limitation, the name "Horizon Propane" and any variation thereof), trade styles, corporate names (including, without limitation, the name "Horizon Propane" and any variation thereof), logos and Internet domain names (including, without limitation, horizonpropane.com, level.com and levelpropane.com), together with all goodwill associated with each of the foregoing, (whether domestic or foreign, registered or unregistered), together with all applications, registration certificates, renewals, investigations, search reports, histories and other documents or files pertaining thereto; (c) copyrights and copyrightable works, and all registrations and applications therefor, both registered and unregistered, foreign and domestic;

(d) registrations and applications for any of the foregoing; (e) art work, labels, designs, specifications, designs-in-progress, formulations, know-how, prototypes, inventions and discoveries; (f) trade secrets, technology or processes, computer software (including documentation and related object and, if applicable, source codes) and all confidential or proprietary information; and
(g) rights under any license agreements for any of the foregoing.

         (t) "Inventory" shall mean, collectively, all inventories of LP Gas, finished goods (on hand, in transit or in storage), supplies, raw materials, spare, component and replacement parts, related accessories, work-in-process inventory, consigned inventory of the Business located on the premises of third parties, hardware and packing materials, including, without limitation, rights to receive credits, refunds or rebates in connection with the purchase of such inventories, together with packaging and labeling material and supplies and sales literature, and, to the extent not otherwise covered by the foregoing, all inventory (as defined in the Uniform Commercial Code), related to the Business, the Purchased Assets or the Assumed Liabilities.

         (u) "Knowledge" means the actual knowledge of Andrew Green, Paul Lowe, Mark Williams or Richard Anter, following due inquiry of the employees, accountants, consultants and attorneys of Seller and Eaglerock whom they believe, in good faith, to be the persons responsible for the subject matter of the inquiry.

         (v) "Level Propane Purchase Agreement" shall mean that certain Asset Purchase Agreement, dated June 27, 2003, among the Debtors and Eaglerock, as amended.

         (w) "Material Adverse Effect" shall mean any event, condition or matter in respect of the operation of the Business, the Purchased Assets and the Assumed Liabilities that, in the aggregate, results in or could reasonably be expected to result in a material adverse effect on the Business or the assets (including the Purchased Assets), properties, liabilities (including the Assumed Liabilities), financial condition, prospects or operations of the Business taken as a whole.

         (x) "Net Working Capital" means, for purposes of this Agreement, the excess of the current assets listed on NET WORKING CAPITAL SCHEDULE A of Seller over the current liabilities listed on NET WORKING CAPITAL SCHEDULE B of Seller, except as otherwise specified below. In determining current assets and liabilities hereunder, (i) only the accounts listed on NET WORKING CAPITAL SCHEDULES A AND B shall be taken into account regardless of their amount and all known errors and omissions shall be corrected as provided in SECTION 3.4, (ii) all levels of reserves for any known and quantifiable liabilities and obligations shall be maintained, (iii) inventory shall be accounted for as provided in SECTION 3.2 and SCHEDULE 3.2; (iv) the total value of the Accounts Receivable shall be determined by applying the following discount to each outstanding balance, based on the date of the original invoice as of the date of determination, 0-60 days, 2%; 61-90 days, 15%; 91-120 days, 35%; 121-180 days,
60%; 181 to 270, 75%; outstanding balances beyond 270 days shall not be afforded any value, (v) Excluded Assets and Excluded Liabilities shall be excluded and
(vi) accrued vacation shall be based in part upon information provided by Buyer setting forth which Seller Employees will not be offered employment by Buyer.

         (y) "Permits" shall mean all licenses, franchises, permits, certificates, consents, qualifications and other instruments issued by any Governmental Entity related to the Business, the Purchased Assets or the Assumed Liabilities.

         (z) "Permitted Encumbrances" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business and related to services the payment for which is not yet due and payable, (ii) Encumbrances for taxes, assessments and other governmental charges that are not due and payable or that are being contested in good faith and for which appropriate reserves are included in Closing Date Working Capital, (iii) Encumbrances arising pursuant to the terms of any Contract, (iv) Encumbrances existing as of and surviving the Sale Order and (v) other imperfections of title or Encumbrances, if any, that, when taken together, are not material in amount or do not materially impair the use, value or marketability of the Purchased Assets taken as a whole.

         (aa) "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or instrumentality of a government.

         (bb) "Sale Order" shall mean the Order (i) Approving the Sale of Substantially All of the Assets of the Debtors' Propane Distribution Business Outside of the Ordinary Course of Business, Free and Clear of Liens, Claims and Encumbrances, (ii) Approving Terms of and Authorizing the Debtors to Enter Into and Perform Under Asset Purchase Agreement, and (iii) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection Therewith, entered by the United States Bankruptcy Court, Northern District of Ohio, Eastern Division on June 27, 2003, as the same has been amended August 27, 2003.

         (cc) "Seller Employees" shall mean all employees of Seller who are actively employed on the Closing Date by Seller exclusively in connection with the Business, including, but not limited to, employees who, as of the Closing Date, are on vacation, jury duty, holiday, paid sick day or on an authorized leave of absence.

         (dd) "Seller Ownership Period" shall mean the period beginning on July 2, 2003 and ending on and including the Closing Date.

         (ee)     Intentionally omitted.

         (ff) "Taxes" shall mean any and all taxes, fees, levies, compulsory pension contributions or other assessments, including, without limitation, federal, state, local, or foreign income, corporate gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise, severance, stamp, transfer, registration, premium, windfall, profits, environmental, customs duties, capital stock, capital duty profits, unemployment, disability, alternative or add-on minimum, estimated or any similar taxes imposed by any Taxing Authority together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto, (including any fee or assessment or other charge in the nature of or in lieu of any tax) in each case, whether or not disputed and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any Affiliated, consolidated, combined, unitary or similar group. "Taxing Authority" shall mean any governmental entity responsible for the imposition or collection of any Taxes. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

         (gg) "Uniform Commercial Code" shall mean the Uniform Commercial Code in effect in the State of Ohio as of the date hereof.

         SECTION 1.2 CONSTRUCTION. The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term "including" when used herein without the qualifier, "without limitation," shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II
                                PURCHASE AND SALE

         SECTION 2.1 PURCHASE AND SALE OF ASSETS. Except for the Excluded Assets, upon the terms of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall, by payment of the Net Purchase Price, purchase, acquire and assume from Seller, free and clear of all Encumbrances (other than and subject to Permitted Encumbrances), all right, title and interest obtained by Seller pursuant to the Level Propane Purchase Agreement and the Sale Order, or thereafter acquired by Seller prior to Closing, in, to and under the real, personal, tangible and intangible property or assets of every kind and description owned, leased, licensed, used, developed for use or intended for use in the conduct of the Business and related thereto, wherever located (collectively, the "Purchased Assets"), including, without limitation, all right, title and interest in, to and under all of the following, to the extent obtained by Seller pursuant to the Level Propane Purchase Agreement and the Sale Order, or thereafter acquired by Seller prior to Closing:

         (a) any and all cash (including all cash residing in (i) any collateral cash account securing any obligation or contingent obligation and
(ii) any designated cash account), cash equivalents and bank deposits related to the Business, the Purchased Assets or the Assumed Liabilities;

         (b) any and all Inventory, except Inventory disposed of in the ordinary course of business prior to the Closing Date;

         (c) any and all tangible personal property related to the Business (other than Inventory referred to in SECTION 2.1(b)), the Purchased Assets or the Assumed Liabilities, including, without limitation, any and all propane tanks, equipment, machinery, tools, parts, fittings, dies, cranes, fixtures, vehicles, trucks, crane trucks, trenchers, trailers, compressors,

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computers, terminals, computer equipment and systems, furniture, office equipment, business machines, telephones, telephone systems, parts and accessories used in the Business, wherever located, whether leased, licensed or owned, and any and all assignable warranties of third parties with respect thereto obtained by Seller pursuant to the Level Propane Purchase Agreement, in each case, free and clear of all Encumbrances other than Permitted Encumbrances;

         (d)      all of the Accounts Receivable as of the Closing Date;

         (e) any and all prepaid expenses, prepaid deposits, retainers, customer deposits, refunds, prepaid budget payments, prebuy payments and other similar payments and security deposits relating to the Business, the Purchased Assets and the Assumed Liabilities;

         (f) except as set forth in SECTION 2.2(d) and SCHEDULE 2.4(b), any and all contracts, agreements, licenses, leases, permits, quotations, customer contracts, procurement contracts, representative and distribution agreements, licenses, purchase and sales orders, confidentiality, noncompetition or nondisclosure agreements and executory commitments and instruments to which Seller is a party, including, without limitation, the Level Propane Purchase Agreement, the Real Property Leases, the Purchase Agreement and License, dated July 2, 2003, among Seller, John Verbos and the Debtors, the Employment Agreement, dated July 2, 2003, between Seller and John Verbos and the contracts set forth on SCHEDULE 2.1(f) attached hereto (collectively, the "Contracts");

         (g) except as set forth in SECTION 2.2(b) and unless transfer to a buyer of a related business is prohibited by applicable privacy laws, any and all employee records, books, accounts, files, correspondence, credit and sales records, supplier lists, import and export records, product service records, equipment and parts lists, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, engineering drawings, procedures and similar items of Seller and relating specifically to the Business, the Purchased Assets or the Assumed Liabilities, including, without limitation, books of account, all customer lists, billing records and other customer correspondence relating to the Business, any confidential information reduced to writing, product packaging instructions, product specifications, sources and specifications for raw materials, toxicity and general health and safety information, environmental compliance and regulatory information, research and development records and reports, all regulatory filings and other books and records in connection with the operation of the Business;

         (h) any and all rights, judgments, claims or counterclaims or causes of action by Seller against any other Person, whether now accrued or hereafter to accrue, contingent or otherwise, known or unknown, including, without limitation, all rights under express or implied warranties from manufacturers, vendors and suppliers, claims for collection or indemnity, claims in bankruptcy, choses in action, rights against parties to confidentiality agreements (other than rights of Seller pursuant to the Confidentiality Agreement), customers and vendors and service providers and all other rights, privileges, claims, causes of action and options relating or pertaining to the Business, the Purchased Assets or the Assumed Liabilities, but not to the extent that any of the foregoing items described in this SECTION 2.1(h) are included in SECTIONS 2.2 or 2.4;

         (i) any and all Intellectual Property Rights owned by, issued to or licensed to Seller or otherwise used in the Business, together with all related income, royalties, damages and payments due or payable after the Closing (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property Rights;

         (j) any and all data, data bases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, and papers used in (or for the benefit of) the Business;

         (k) except as set forth in SECTION 2.2(d), any and all Permits that are assignable to Buyer;

         (l) except as set forth on EXHIBIT H, the Owned Real Property, including all easements, improvements and all appurtenances to such easements or improvements located thereon, including, without limitation, buildings, outside storage areas, driveways, walkways and parking areas, but in all events only to the extent of Seller's interest, if any, in the same;

         (m) any and all goodwill associated with the Business (including, without limitation, all sales, marketing, advertising and other related books, records and sales data, all telephone numbers, web-site addresses, e-mail addresses, and fictitious or legal names); and

         (n) all right, title and interest of Seller in, to and under its Level Propane Purchase Agreement, the ancillary documents delivered thereunder and the related Sale Order.

         SECTION 2.2 EXCLUDED ASSETS. Notwithstanding any provision herein to the contrary, Seller shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase, acquire or assume from Seller, and the Purchased Assets shall not include, any right, title and interest in, to and under the following assets of Seller (collectively, the "Excluded Assets"):

         (a) any and all equity interests issued or held by Seller or any Affiliate of Seller;

         (b) Seller's limited liability company charter, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, tax records, seals, minute books, membership interest transfer books and other documents relating to the organization, maintenance and existence of Seller as a limited liability company and all books and records of Seller relating to or directly associated with Seller's limited liability company member capital activities;

         (c) the rights of Seller under this Agreement and the Ancillary Agreements;

         (d)      any Permits that are not assignable to Buyer;

         (e) all contracts or policies of insurance to which Seller is a party;

         (f) the rights of Seller to obtain premium refunds with respect to insurance coverage;

         (g)      prepaid insurance; and

         (h)      any and all assets listed on EXHIBIT H attached hereto.

         SECTION 2.3 ASSUMED LIABILITIES. Upon the terms of this Agreement, at the Closing, Buyer shall, by payment of the Net Purchase Price, assume and agree to pay, perform and discharge when due, and Seller shall sell, assign, convey and transfer to Buyer, only the following liabilities and obligations of Seller, in accordance with the respective terms and subject to the respective conditions thereof (collectively, the "Assumed Liabilities"):

         (a) all liabilities and obligations of Seller under the Contracts identified on SCHEDULE 2.1(f) (and not SCHEDULE 2.4(b)) and for scheduled payments thereunder, and all liabilities and obligations of Seller under (i) the Contracts with Seller's customers entered into during the Seller Ownership Period; (ii) the Purchase Agreement and License, dated July 2, 2003, among Seller, John Verbos and the Debtors; (iii) the Employment Agreement, dated July 2, 2003, between Seller and John Verbos; (iv) the Level Propane Purchase Agreement (except those relating to Seller's breach of such Agreement on or before the Closing Date); and (v) the Real Property Leases, and for scheduled payments thereunder; provided, however, that nothing contained in this Agreement shall be construed as in any way limiting Buyer's right to exercise the rights to assume or not assume Contracts set forth in SECTION 2.5 and 7.13 of the Level Propane Purchase Agreement with respect to any Contract on or after the Closing Date in accordance with the Sale Order, to the extent applicable;

         (b) all liabilities and obligations with respect to the current liabilities included in the calculation of Closing Date Working Capital;

         (c) liabilities and obligations relating to any customer deposits, advances and credits,

         (d) all liabilities and obligations of Seller to pay, perform and discharge all of Seller's (i) trade accounts payable (which shall exclude for purposes hereof all professional fees, including, without limitation, all attorneys' and accountants' fees, incurred by Seller as a result of and in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby) incurred in the ordinary course of operating the Business; and (ii) accrued and unpaid Hired Employee expenses incurred in the ordinary course of business;

         (e) liabilities to Hired Employees for accrued vacation up to the amounts included in the calculation of Closing Date Working Capital; and

         (f) all costs, expenses and other liabilities and obligations related to the removal of tanks from customers sites by Buyer from and after the Closing Date.

         SECTION 2.4 EXCLUDED LIABILITIES. Notwithstanding any provision herein to the contrary, Buyer shall not assume, agree to pay, perform or discharge when due, and Seller shall not sell, convey, assign, transfer or deliver to Buyer any liability other than the Assumed Liabilities, and without limiting the foregoing, the Assumed Liabilities shall not include, the following liabilities and obligations of Seller (collectively, all liabilities of Seller other than the Assumed Liabilities are referred to as the "Excluded Liabilities"):

         (a) all extraordinary liabilities and obligations to pay, perform or discharge employee severance payments incurred or accrued prior to the Closing Date;

         (b) any and all liabilities and obligations of Seller under any contract or agreement that is not specifically assumed by Buyer pursuant hereto, including, without limitation, the contracts and agreements set forth on
SCHEDULE 2.4(b);

         (c) any and all liabilities and obligations to the member of Seller or the members of Eaglerock; and

         (d) liabilities for stamp taxes, recording fees, transfer taxes and similar charges or other Taxes, if any, associated with the transfer of Purchased Assets to Seller by Debtors in accordance with the Level Propane Purchase Agreement, subject to SECTION 3.6(a) hereof.

                                  ARTICLE III
                      PURCHASE PRICE AND MANNER OF PAYMENT

         SECTION 3.1 NET PURCHASE PRICE AMOUNT; ADJUSTMENTS. On the terms and subject to the conditions hereof, in consideration of the transfer of the Purchased Assets and the other undertakings of Seller, Buyer shall pay, for the account of Seller, as provided in SECTION 3.3, the cash purchase price in an aggregate amount of $31,043,500 (of which $43,500 relates to the Taos, New Mexico property recently acquired by Seller under the Sale Order), subject to adjustment as provided in SECTIONS 3.2 and 3.4 (such amount, as adjusted pursuant to SECTIONS 3.2 and 3.4, is referred to as the "Net Purchase Price").

         SECTION 3.2 ESTIMATED NET WORKING CAPITAL; CLOSING DATE ADJUSTMENT.

         (a) At least one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer in writing Seller's reasonable, good faith estimate of the detailed calculation of Net Working Capital as of the Closing Date, which estimate will be determined on a basis of, and consistent with, the basis and procedures set forth in SCHEDULE 3.2 attached hereto, using the most recent financial information available (the "Estimated Net Working Capital"), together with a certificate signed by Mark Williams, the Vice President of Finance of Seller certifying that the Estimated Net Working Capital was determined in good faith consistent with the basis and procedures set forth in
SCHEDULE 3.2 and the definition of Net Working Capital.

         (b) If Estimated Net Working Capital is less than $2,600,000, then the cash payable under SECTION 3.3(c) at Closing shall be reduced by the amount by which $2,600,000 exceeds Estimated Net Working Capital.

         (c) If Estimated Net Working Capital is greater than, $2,600,000, then the cash payable under SECTION 3.3(c) at Closing shall be increased by the amount, if any, by which the Estimated Net Working Capital exceeds $2,600,000.

         (d) The aggregate amount paid at Closing under SECTION 3.3, as adjusted pursuant to this SECTION 3.2 is referred to as the "Estimated Cash Purchase Price."

         (e) Physical Inventory. Buyer and Seller shall, at their own expense, cooperate in taking physical inventories of LP Gas of the Business as of Closing to support the inventory current asset included in Closing Date Working Capital. On the Closing Date, one or more representatives of Buyer will conduct (i) a reading of the meters and/or gauges on the bulk storage tanks, bobtail trucks and tanker trucks acquired by Buyer hereunder, (ii) conduct a roll forward of the last inventory of LP Gas contained in yard tanks, conducted by Plante & Moran, PLLC in connection with its audit of the Fiscal 2003 Financial Statements, with a roll forward of LP Gas gallons removed from said tanks based upon Seller's perpetual records, (iii) a physical count of regulators and copper tubing at all locations at which such items are located and (iv) a physical count of rail cars at all locations at which such rail cars are located and utilize Seller's rail loading bills to determine the amount of gallons of LP Gas in such rail cars. One or more representatives of Seller shall be permitted, and Buyer shall allow Seller and its representatives, to accompany Buyer and its representatives during the physical inventory as set forth in the preceding sentence and, upon notice to Buyer, the parties shall work together to conduct a physical inventory at each site at which Buyer performs a physical inventory on the Closing Date.

         SECTION 3.3 PAYMENT OF ESTIMATED CASH PURCHASE PRICE.

         (a) On the Closing Date, Buyer shall pay (or cause to be paid) $3.1 million of the Estimated Cash Purchase Price to the escrow agent under the Escrow Agreement to retain, for the purposes provided in this Section (the "Holdback Amount"). To the extent that Buyer (i) is held liable for and pays for any Excluded Liability, (ii) must satisfy any such Excluded Liability to obtain all right, title, interest to and benefits of the Purchased Assets required to be assigned under this Agreement, (iii) becomes entitled to indemnification of Losses under Article X, or (iv) becomes entitled to a payment on account of a Change in Working Capital as provided in SECTION 3.4(d), then Buyer shall be entitled to recover a corresponding amount from the Holdback Amount as more particularly described in the Escrow Agreement. As more particularly described in the Escrow Agreement, Seller shall be entitled to releases of the Holdback Amount as follows: (1) at the date that a final determination of the Closing Date Working Capital is made, $1,000,000 minus (i) any amounts required to be paid to Buyer as provided in SECTION 3.4(d) as result of a Change in Working Capital; and (ii) the amount of any other claims made by Buyer against the Holdback Amount pursuant to this SECTION 3.3(a); (2) on the date that is six (6) months after the Closing Date, $1,000,000 minus the amount of any claims made by Buyer against the Holdback Amount pursuant to this SECTION 3.3(a) and not previously paid to Buyer; and (3) on December 31, 2004, if there are no unresolved claims by Buyer against the Holdback Amount, the remaining balance of the Holdback Amount. However, if there are any claims by Buyer against the Holdback Amount as of December 31, 2004, the amount of such claims shall remain in the escrow account until the claims are resolved in accordance with the procedures set forth in the Escrow Agreement. The parties shall be entitled to issue directions to the escrow agent under the Escrow Agreement for the release of the amounts Buyer and Seller have agreed shall be released under this Section. The fees and expenses of the escrow agent under the Escrow Agreement shall be paid as provided in the Escrow Agreement.

         (b) At the Closing, as directed by Seller and in accordance with the payoff letter delivered to Buyer, Buyer shall pay REJ Propane LLC a portion of the Estimated Cash Purchase Price equal to an aggregate amount, by wire transfer of immediately available funds, required to satisfy the liabilities and obligations of Seller under the Credit Agreement, dated as of July 2, 2003, between Seller and REJ Propane LLC (the "Credit Agreement"). No later than the close of business on the last Business Day preceding the Closing Date, Seller shall cause REJ Propane LLC to designate the accounts to which such payments shall be made and provide wire instructions for such accounts.

         (c) At the Closing, Buyer shall pay Seller the balance of the Estimated Cash Purchase Price, by wire transfer of immediately available funds after payment of the amounts set forth in SECTION 3.3(a) and 3.3(b). Seller shall designate, not later than the close of business on the last Business Day preceding the Closing Date, the account or accounts to which the payment shall be made and Seller shall provide wire instructions for such account or accounts.

         SECTION 3.4 POST-CLOSING WORKING CAPITAL CALCULATION.

         (a)      Generally.

                  (i) If, on or before the 60th day following the Closing Date (the "Objection Date"), either Buyer or Seller determines that Closing Date Working Capital differs from Estimated Net Working Capital, then Buyer and/or Seller, as the case may be, shall provide notice of its determination to the other party on or before the Objection Date ("Notice of Objection"). The party receiving the Notice of Objection may either accept the determination set forth in the Notice of Objection or notify the sending party within twenty (20) days after receipt of the Notice of Objection that such party disputes the determination set forth in the Notice of Objection. If the party receiving a Notice of Objection does not dispute the determination as indicated in a written notice to the party submitting the Notice of Objection within such twenty-day period, then Closing Date Working Capital shall be deemed to be the amount set forth as the Closing Date Working Capital in the Notice of Objection and the Net Purchase Price shall be adjusted by the amount, if any, by which such Closing Date Working Capital exceeds or is less than the Estimated Net Working Capital (the "Change in Working Capital"). If the party receiving a Notice of Objection delivers a timely notice of dispute, the parties shall both use good faith efforts to mutually agree upon a determination of Closing Date Working Capital in order to reach an amount, if any, of the Change in Working Capital. If Buyer and Seller fail to mutually agree on the Change in Working Capital within thirty
         (30) days after receipt of the Notice of Objection, Buyer and Seller shall retain Plante & Moran PLLC, or, if such firm is unable or unwilling to serve in this capacity, then another independent accountant acceptable to both Buyer and Seller (the "Independent Accountant") to cause a determination to be made of the Change in Working Capital in accordance with SECTION 3.4(b).

                  (ii) If neither party delivers a Notice of Objection on or before the Objection Date, the Estimated Net Working Capital shall be conclusively established as the final and correct Closing Date Working Capital and the Estimated Cash Purchase Price shall be deemed the Net Purchase Price. If either party delivers, or both parties deliver, a Notice of Objection on or before the Objection Date, following the resolution of the Notice of Objection pursuant to this
         SECTION 3.4 and the payment of any amounts required under SECTION 3.4(d) hereof, the purchase price as so determined shall be the Net Purchase Price.

         (b) Independent Accountant Determination. The Independent Accountant shall determine, on the basis of, and consistent with, the basis and procedures set forth in SCHEDULE 3.2 and the definition of Net Working Capital, the Change in Working Capital and shall deliver to Buyer and Seller, in accordance with SECTION 11.4 hereof and as soon as practicable upon completion but in any event not later than 30 days after being engaged to reach the Change in Working Capital, (i) its determination of the Closing Date Working Capital,
(ii) its determination of the Change in Working Capital and (iii) its calculation of the amount of the payment, if any, to be made pursuant to SECTION 3.4(d) hereof (the "Independent Accountant Determination"). Buyer and Seller hereby agree to cooperate with, and to cause its personnel and agents to cooperate with and be reasonably available to discuss, the Independent Accountant Determination.

         (c) Independent Accountant Binding. The Independent Accountant Determination shall be final and binding upon Buyer and Seller without any further right of appeal. All costs and expenses of the Independent Accountant shall be shared equally by Buyer and Seller.

         (d) Payment. The amount of any Change in Working Capital mutually agreed to by Buyer and Seller or as reflected in the Independent Accountant Determination, as the case may be:

                  (i) If Positive Change. If the Change in Working Capital is determined to be positive, then the amount of such change shall be paid by Buyer to Seller within five Business Days after the receipt by Buyer and Seller of the Independent Accountant Determination or the agreement between Buyer and Seller, as the case may be; and

                  (ii) If Negative Change. If the Change in Working Capital is determined to be negative, then Buyer shall be entitled to recover the amount of such change from the Holdback Amount as provided in the Escrow Agreement.

         (e) Creation and Storage of Back-Up Materials. Buyer and Seller shall cooperate and use commercially reasonable efforts to create and store a back-up record of the Seller's MIS system on the last day before the Closing Date, the Closing Date and the day immediately after the Closing Date, which such back-up record shall be used by Buyer and Seller, and any third party necessary (including the Independent Accountant), to determine the Change in Working Capital. The back-up record shall be stored and held in escrow by Iron Mountain through the date of the final disbursement pursuant to the Escrow Agreement and all costs and expenses related to this SECTION 3.4(e) shall be paid one-half by Buyer and one-half by Seller.

         SECTION 3.5 ALLOCATION OF NET PURCHASE PRICE. The parties agree that, for all tax and other reporting purposes, the Net Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities in accordance with the principles set forth in SCHEDULE 3.5 attached hereto. Seller and Buyer shall be bound by such allocation, and shall file, or cause to be filed, a Form 8594 and all applicable federal, state, local, provincial and foreign income, franchise and excise tax returns in a manner that is consistent with such allocation. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of such dispute and the parties shall consult with each other with respect to all issues related to the allocation in connection with such dispute. If the Internal Revenue Service proposes a different allocation, either party may file amended returns based on such allocation.

         SECTION 3.6 TAXES, TITLE COMMITMENT AND INSURANCE. Buyer shall be charged with and solely responsible for (a) any and all excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyance, franchise, property, gains and similar taxes, levies, charges and recording, filing and other fees incurred in connection with the transactions contemplated by this Agreement, including, without limitation, in the case of a direct transfer from the Debtors or another party to Buyer with respect to which only one stamp tax, recording fee, transfer tax or similar charge or other Tax is payable, which shall be deemed a tax, charge or fee in connection with this Agreement and payable by Buyer pursuant to this Section; (b) any and all costs of examining or transferring title to the Owned Real Property, (c) any and all costs of obtaining a title commitment or title insurance; and (d) any and all brokers' commissions and finders' fees incurred by Buyer in connection with the sale of the Owned Real Property to Buyer.

                                   ARTICLE IV
                                   THE CLOSING

         SECTION 4.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the transfer of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Hostetler LLP, 3200 National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114 at such time as the parties may decide. All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 A.M. (local time) on such date. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

         SECTION 4.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver the following to Buyer (or its designee):

         (a) one or more Bills of Sale, duly executed by Seller in favor of Buyer or its designee;

         (b) the Deeds for each Owned Real Property, each duly executed by Seller;

         (c)      the Assumption Agreement, duly executed by Seller;

         (d) the Intellectual Property Assignments, duly executed by Seller, together with executed assignments of all trademarks and web domain names included in the Purchased Assets in form acceptable for filing and any other specific assignment documents as Buyer reasonably identifies as necessary to transfer all right, title and interest of Seller in and to the Intellectual Property to Buyer;

         (e)      Intentionally omitted;

         (f) the Escrow Agreement, duly executed by Seller and the escrow agent;

         (g) original endorsed certificates of title to each of the vehicles, and any other property subject to certificate of title, included in the Purchased Assets, or the right to receive such certificates of title from Debtors if the Seller has used commercially reasonable efforts to obtain such title from Debtors without success through the Closing Date;

         (h) all assignment documents of any kind necessary to vest all right, title and interest of Seller in and to each Hedge Arrangement;

         (i) all transfer letters and other assignment documents of any kind necessary to transfer to Buyer the same rights to access gas pipeline and other gas supply sources that Seller uses in the Business as of the date hereof;

         (j) certified copies of the resolutions duly adopted by the sole member of Seller authorizing the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby;

         (k) reasonably satisfactory evidence that the party executing this Agreement and all other related agreements and documents for and on behalf of Seller is authorized to do so, including certified resolutions and a signature and incumbency certificate;

         (l)      the certificate required pursuant to SECTION 3.2 hereof;

         (m) a schedule of the bank accounts used in the Business (including those used for third party deposits), identifying the account by bank, account number, location, and authorized signatories with respect to each such account, together with new signature cards, account name change authorizations and/or other documents necessary to transfer title, control of and the ability to draw on such accounts to Buyer as of the Closing Date;

         (n) all third party consents and waivers and governmental approvals to the transactions contemplated hereby required pursuant to SECTION
5.3 and SCHEDULE 5.3;

         (o)      a Yellow Pages authorization letter in the form attached as
EXHIBIT I and a comparable authorization letter to be directed to local telephone service providers;

         (p) a schedule of Seller Employees, listing employee's name and years of service;

         (q) an opinion of counsel to Seller substantially in the form of EXHIBIT J hereto;

         (r) pay off letter from REJ Propane specifying the total amount necessary to satisfy in full Seller's obligations thereto as of the Closing Date and a commitment to release or authorize the release, upon payment of such amounts, any related Encumbrances

         (s)      a list of Active Customers as of September 30, 2003;

         (t) financial data indicating that Seller has realized an average margin (i.e., gross sales minus the cost of gas sold (including transportation)) of at least $0.47 per gallon of LP Gas sold during the 12 month period ended July 31, 2003; and

         (u) all such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary to transfer to Buyer all of Seller's right, title and interest in, to and under the Purchased Assets and the Assumed Liabilities or to exclude the Excluded Assets or the Excluded Liabilities, in accordance with this Agreement.

         SECTION 4.3 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver the following:

         (a) to such account or accounts as Seller shall designate in writing no later than the last Business Day prior to the Closing Date, an aggregate amount of cash equal to the Estimated Cash Purchase Price (net of payments pursuant to subsection (b) below) by wire transfer of immediately available U.S. funds;

         (b) to such account or accounts as REJ Propane LLC shall designate in writing no later than the last Business Day prior to the Closing Date, an aggregate amount of cash required to pay off the liabilities and obligations of Seller under the Credit Agreement, by wire transfer of immediately available U.S. funds;

         (c)      to Seller, the Assumption Agreement, duly executed by Buyer;

         (d) to Seller, the Intellectual Property Assignments, duly executed by Buyer;

         (e)      Intentionally omitted;

         (f)      to Seller, the Escrow Agreement, duly executed by Buyer;

         (g) to Seller, certified copies of the resolutions duly adopted by Buyer's Board of Directors, or similar governing body, authorizing the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby;

         (h) to Seller, reasonably satisfactory evidence that the party executing this Agreement and all other related agreements and documents for and on behalf of Buyer is authorized to do so, including an incumbency certificate of the general partner of Buyer;

         (i) to Seller, an opinion of counsel to Buyer (which may be in house counsel) substantially in the form of EXHIBIT K hereto;

         (j) to Seller, all such other, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or which are otherwise reasonably necessary for Buyer to assume the Purchased Assets and the

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Assumed Liabilities or to exclude the Excluded Assets or the Excluded
Liabilities, in accordance with this Agreement.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer:

         SECTION 5.1 ORGANIZATION; QUALIFICATION. Seller is a limited liability company duly formed, validly existing and in full force and effect under the laws of the State of Ohio and Seller has the requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority could not be reasonably likely to have a Material Adverse Effect.

         SECTION 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full limited liability company power and authority to enter into this Agreement and each Ancillary Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of Buyer) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally. At the Closing, each Ancillary Agreement executed and delivered by Seller will have been duly and validly executed and delivered by Seller and (assuming each such Ancillary Agreement constitutes a valid and binding obligation of Buyer) each such Ancillary Agreement will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

         SECTION 5.3 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 5.3, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity will be required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except those already obtained and for consents, approvals, authorizations, declarations, filings or registrations that if not obtained are not reasonably likely to have a Material Adverse Effect. Except as set forth on SCHEDULE 5.3, no consent, approval, waiver or authorization of any Person will be required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except those already obtained and for consents, approvals, waivers and authorizations that if not obtained are not reasonably likely to have a Material Adverse Effect. The parties acknowledge that Seller will not obtain the consents indicated in
SCHEDULE 5.3, other than those listed in subsection H thereof. It is not a breach of this SECTION 5.3, and Seller shall have no liability arising from the failure to obtain such third party consents, other than any failure relating to the Contracts specified in subsection H of SCHEDULE 5.3.

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         SECTION 5.4 NO VIOLATIONS. Assuming that the consents, approvals, authorizations, declarations and filings referred in SCHEDULE 5.3, subsection H, are obtained and in full force and effect and assuming that the consents, approvals, authorizations, declarations and filings referred to as not being required to be obtained in SCHEDULE 5.3 had been obtained or made, and the conditions set forth in Article VIII shall have been satisfied, at the Closing neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provisions of the Articles of Organization or Operating Agreement of Seller, (b) result in a violation or breach of any of the terms, conditions or provisions of any Contract or any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Seller is a party or by which the Purchased Assets may be bound or related to the Business, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Purchased Assets or the Business, except in the case of clauses (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations of which Seller does not have Knowledge and that would not individually or collectively have a Material Adverse Effect.

         SECTION 5.5 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS; PERMITS.

         (a) Seller is not in default or violation of any term, condition or provision of (i) its Articles of Organization, Operating Agreement or other organizational documents or (ii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, Permit or license or approval applicable to the Business or by which the Purchased Assets are bound, but excluding from the foregoing clause (ii) defaults or violations of which Seller does not have Knowledge and that would not individually or collectively have a Material Adverse Effect. Notwithstanding the foregoing, this
SECTION 5.5(a) shall not apply to Environmental Laws, which are exclusively the subject of the representations and warranties in SECTION 5.10.

         (b) Except as could not be reasonably likely to have a Material Adverse Effect, the Permits constitute all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Entities necessary or proper for the current use, occupancy and operation of the Purchased Assets held by Seller and the operation of the Business, and all such Permits are in full force and effect. During the Seller Ownership Period, Seller has not received any written notice from any Governmental Entity and no proceeding is pending or, to Seller's Knowledge, threatened revoking, modifying or refusing to renew any Permit or providing notice of violations under any Permit.

         SECTION 5.6 BOOKS AND RECORDS. The books, records and accounts of Seller maintained during the Seller Ownership Period with respect to the Business accurately and fairly reflect the transactions and the assets and liabilities of Seller with respect to the Business. During the Seller Ownership Period, Seller has not engaged in any transactions with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of Seller. To Seller's Knowledge, the

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books, records and accounts relating to the Business prior to July 2, 2003 accurately and fairly reflect the transactions, assets and liabilities of the Business prior to July 2, 2003.

         SECTION 5.7 CONDUCT OF BUSINESS. SCHEDULE 5.7 and the other schedules hereto set forth all actions of Seller taken during the Seller Ownership Period, that, if taken after the date hereof, would violate SECTION 7.7 hereof.

         SECTION 5.8 NO UNDISCLOSED LIABILITIES. Except (a) for liabilities and obligations incurred in the ordinary course during the Seller Ownership Period and (b) for liabilities and obligations assumed pursuant to the Level Propane Purchase Agreement and the Sale Order, Seller has not incurred any material liabilities or obligations of any nature during the Seller Ownership Period that would be required to be reflected or provided for in a balance sheet of the Business prepared in accordance with generally accepted accounting principles or would constitute a contingent liability or financing transaction not incurred in the ordinary course of business that generally accepted accounting principles would require to be disclosed in financial statements of Seller.

         SECTION 5.9 LITIGATION.

         (a) Except as set forth in SCHEDULE 5.20 and to the Knowledge of Seller, during the Seller Ownership Period, there have been no claims, charges, charges, suits, arbitrations, mediations, inquiries, proceedings or investigations by any Person or before any Government Entity (collectively "Actions") pending or threatened against, relating to or affecting the Business, the Purchased Assets or the membership interest of Seller.

         (b) During the Seller Ownership Period, Seller has not received notice of any orders or decrees of a court of competent jurisdiction outstanding against Seller that materially restrict the operation of the Business in the ordinary course or that could be reasonably likely to have a Material Adverse Effect.

         SECTION 5.10 ENVIRONMENTAL COMPLIANCE.

         (a) During the Seller Ownership Period, Seller has been in compliance with all applicable Environmental Laws, including, without limitation, possessing and complying with all Permits and other governmental authorizations required for its operations under applicable Environmental Laws. To Seller's Knowledge, there was no violation of or non-compliance with Environmental Laws applicable to the Business prior to July 2, 2003 that could reasonably be expected to have a Material Adverse Effect.

         (b) During the Seller Ownership Period, Seller has not received written notice from any Person alleging that it or the Business, the Purchased Assets or Debtors have been or are in violation in any material respect of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability remains unresolved. To Seller's Knowledge, no such notice was delivered with respect to the Business or Purchased Assets prior to July 2, 2003.

         (c) During the Seller Ownership Period, there has been no deposit, burial, disposal, release, spill or discharge of Hazardous Substances on, above, underneath or from any of the

Real Property, except such minor releases, spills or discharges as individually or collectively would not have a Material Adverse Effect. To Seller's Knowledge, prior to the Seller Ownership Period, there was no deposit, burial, disposal, release, spill or discharge of Hazardous Substances on, above, underneath or from any of the Real Property, except such minor releases, spills or discharges as individually or collectively would not have a Material Adverse Effect.

         SECTION 5.11 INTELLECTUAL PROPERTY.

         (a) SCHEDULE 5.11(a) sets forth a complete and accurate list of all material Intellectual Property Rights.

                  (i) Seller owns or possesses adequate licenses or other legal rights to use all Intellectual Property Rights;

                  (ii) during the Seller Ownership Period, no written claims or proceedings, or to Seller's Knowledge, written threat of claims, have been asserted by any third party against Seller relating to the use in the conduct of the Business of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any Intellectual Property Rights, and to Seller's Knowledge, during the Seller Ownership Period, the practice or use of the Intellectual Property rights has not infringed, misappropriated, violated or diluted the Intellectual Property Rights of any third party;

                  (iii) no claims, demands or proceedings are pending by Seller charging any third party with infringement, misappropriation, dilution or violation of any Intellectual Property Rights, and, to Seller's Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights;

                  (iv) during the Seller Ownership Period, no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations have been entered into or imposed that limit or restrict Seller's rights in and to any Intellectual Property Rights; and

                  (v) during the Seller Ownership Period, Seller has been in material compliance with all applicable statutes, regulations and rules of any jurisdiction, relating to the export and sale of computer software and technology, including, without limitation, the U.S. Export Administration Regulations.

         (b) SCHEDULE 5.11(b) lists all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property Rights, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue other than commercially available off-the-shelf licensed software (collectively, the "IP License Agreements"). To Seller's Knowledge, each IP License Agreement is binding against Seller and in full force and effect and will continue to be binding against Seller and in full force and effect immediately following the consummation of the transactions contemplated by this Agreement except for such failure to be binding and in full force and effect that would not have a Material Adverse Effect.

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         (c)      During the Seller Ownership Period, Seller has taken
commercially reasonable steps to maintain the confidentiality of its trade secrets. To Seller's Knowledge: (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights by any Person, (ii) no employee, independent contractor or agent of Seller or any has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and
(iii) no employee, independent contractor or agent of Seller is in default or breach of any term of any material employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property Rights.

         (d) All material software and databases owned or leased by Seller for use primarily in the Business are set forth in SCHEDULE 5.11(d). To Seller's Knowledge, no such software and databases will be, by Seller: altered, redacted, truncated, rendered inoperative or less than functional as of the Closing Date, either in whole or in part, or in any other manner compromised by or immediately after the consummation of the transaction contemplated hereby; and, except as contemplated by this Agreement, Seller will require access to, use of or, in any other manner, seek to exploit or employ any of the software and databases, in whole or in part, following the consummation of the transactions contemplated hereby. To Seller's Knowledge, Seller owns or is licensed to use and transfer all such software and databases, and, to Seller's Knowledge, there are no other databases, programs, tools, patches, upgrades, components, rights, permissions or any other software that are not included in the Purchased Assets that will be required for Buyer to employ such software and databases in the same manner as Seller used such software and databases prior to the Closing Date, immediately following the consummation of the transaction contemplated hereby. To Seller's Knowledge, the databases being transferred to Buyer hereunder include all of the databases that are fundamental to the Business.

         (e) Except as set forth on SCHEDULE 5.11(e), to Seller's Knowledge, all of the material information technology (including all applications and software, hardware systems and networking and communications assets, including databases) owned or leased by Seller and used primarily in the operation of the Business (the "Information Technology") is owned by, or held under an appropriate lease or license by, Seller, as the case may be, free and clear of all Encumbrances (other than the terms of such leases or licenses and Permitted Encumbrances); no material claims have been asserted, or, to Seller's Knowledge, threatened by any third party against the use by any Seller of any such Information Technology or challenging or questioning the validity or effectiveness of any license or lease under which such technology is held and the use of the Information Technology by Seller in the Business does not infringe, misappropriate, violate or dilute any right of a third party.

         SECTION 5.12 BROKERS. No Person is entitled to any brokerage, financial advisory, finder's fee or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         SECTION 5.13 TAXES. Seller has duly and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it, all of which have been accurately prepared in all material respects. All Taxes due, owing and payable have been fully paid or duly provided for in the Closing Date Working Capital. No claim for Taxes due is currently being contested by

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Seller. All Taxes required to be withheld during the Seller Ownership Period have been properly withheld and deposited or are reflected in the Closing Date Working Capital.

         SECTION 5.14 FINANCIAL STATEMENTS. The complete financial statements of the Business, prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and Regulation S-X of the U.S. Securities and Exchange Commission (the "SEC"), as of and for the fiscal year ended June 30, 2003 ("Fiscal 2003 Financial Statement") and the financial data reported to Buyer in furtherance of confirming gross average margin in excess of $0.47 per gallon of LP Gas sold and volume (on a weather adjusted basis) of LP Gas sales for the 12 month period ended July 31, 2003 in excess of 40,000,000 gallons were prepared on the basis of the information contained in the books and records of Seller and Debtors (to the extent made available to Seller by Debtors) and, to Seller's Knowledge, fairly present in all material respects the financial position and the results of operations of the Business for the respective fiscal periods as of the respective dates therein set forth. The Accounts Receivable arising during the Seller Ownership Period have arisen from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms.

         SECTION 5.15 TITLE TO PROPERTY. On the Closing Date, Seller shall have assigned, transferred and delivered the Purchased Assets to Buyer free and clear of all Encumbrances imposed by Seller or that arose during the Seller Ownership Period other than Permitted Encumbrances. Buyer will have received sole, good and marketable title to, or, if applicable, a valid leasehold interest in, each of the Purchased Assets free and clear of Encumbrances imposed by Seller or that arose during the Seller Ownership Period (other than Permitted Encumbrances). The Purchased Assets transferred to Buyer include all of the tangible and intangible assets that Seller acquired from Debtors under the Sale Order other than assets, such as Inventory, expended in the ordinary course of business by Seller during the Seller Ownership Period, and the other changes in the Purchased Assets as reflected in the Schedules hereto. To Seller's Knowledge, except as set forth in SCHEDULE 5.15, the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

         SECTION 5.16 REAL PROPERTY LEASES. On the Closing Date, Seller shall have assigned, transferred and delivered the Real Property Leases to Buyer and Buyer will have received a valid leasehold interest (to the extent transferred to Seller pursuant to the Sale Order or entered into by Seller during the Seller Ownership Period) in each of the Real Property Leases free and clear of all Encumbrances imposed by Seller or that arose during the Seller Ownership Period other than Permitted Encumbrances. Set forth on SCHEDULE 5.16 is a complete and correct list of all of the real property leases, including through-put leases and subleases, used in the operation of the Business, which are free and clear of all Encumbrances that arose during the Seller Ownership Period other than Permitted Encumbrances, that Seller acquired from Debtors under the Sale Order or entered into during the Seller Ownership Period (the "Real Property Leases"), setting forth the address and landlord for each such Real Property Lease. To Seller's Knowledge, complete and correct copies of the Real Property Leases (including all documents supplemental or ancillary thereto) have been delivered to or made available for inspection by Buyer and, except as disclosed to Buyer in writing, to Seller's Knowledge, none of the Real Property Leases have been modified in any material respect. Subject to the provisions of the applicable Real Property Lease, to Seller's Knowledge, each Real Property Lease grants the tenant under such lease the exclusive right to use and occupy the premises demised thereunder. To Seller's

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Knowledge, Seller enjoys peaceful and undisturbed possession under each of the
Real Property Leases under which it is a tenant.

         SECTION 5.17 OWNED REAL PROPERTY. Set forth on SCHEDULE 5.17 is a complete and correct list of all owned real property that Seller acquired from Debtors under the Sale Order or acquired during the Seller Ownership Period (collectively, the "Owned Real Property") setting forth the address of each such parcel of property.

         SECTION 5.18 REAL PROPERTY. Except where the following would not have a Material Adverse Effect:

         (a) Seller has no Knowledge that the use and operation of the Owned Real Property and the Real Property Leases (for the purposes of this
SECTION 5.18 only, the "Real Property") by Seller violates any instrument of record or agreement affecting the Real Property;

         (b) Seller has not received any written notice of any non-compliance or any violations issued by any Governmental Entity relating to
(i) any certificate, permit or license or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Real Property or any pending threat of modification or cancellation of any of the same; (ii) any violation of any federal, state, municipal, provincial or local law, ordinance, order, regulation or requirement with respect to the Real Property, and (iii) any material structural defects relating to any Real Property;

         (c) Seller has no Knowledge that a casualty has occurred with respect to any Real Property for which there is no insurance in effect covering the cost of the restoration;

         (d) Seller has no Knowledge that (i) any condemnation proceeding is pending or threatened with respect to any Real Property or (ii) any violation of any zoning, building or similar law, code, ordinance, order or regulation has resulted from the maintenance, operation or use of any Real Property;

         (e) Seller has not received actual written notice from any Governmental Entity or any other person that Seller's current use of the Real Property is dependent on a nonconforming use or other governmental approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business;

         (f) except as set forth in SCHEDULE 5.18(f), Seller has not entered into any contract for sale or other disposition of any interest in the Real Property other than this Agreement;

         (g) except as set forth in SCHEDULE 5.18(g) and except for any amounts currently subject to being disputed in good faith by Seller in the ordinary course (for which reserves have been reflected in Closing Date Working Capital), Seller is current with respect to the payment of any rent, service charge, insurance, rates, taxes or other expenses in respect of any of the Real Property, in each case accruing after July 2, 2003;

         (h) in relation to each Real Property Lease: (i) Seller has no Knowledge that a covenant, condition or agreement contained in the relevant lease, on the part of the landlord or the tenant, accruing after July 2, 2003 has not been complied with in all material respects and (ii) Seller has received no written notice or complaint alleging any breach or any refusal to accept rent;

         (i) Seller has not entered into any lease or sublease granting any Person the right to occupy all or any portion of the Real Property. Neither Seller nor any Affiliates of Seller has granted any option to purchase, right of first refusal, offer or other similar rights to any Person; and

         (j) Seller has provided or made available to Buyer complete copies of all structural, mechanical, electric and environmental reports relating to the Real Property which are in Sellers' possession or under its control.

         SECTION 5.19 ACCURACY. To Seller's Knowledge, no representation or warranty made by Seller in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact, or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

         SECTION 5.20 DISCLOSURE. SCHEDULE 5.20 sets forth additional disclosures relating to the Business and the matters disclosed therein are not and shall not be deemed a violation of any of the foregoing representations and warranties.

         SECTION 5.21 ACTIVE CUSTOMERS. The customer count reported to Buyer on the Closing Date, calculating the number of Active Customers of 34,799 was prepared on the basis of the information contained in the books and records of Seller and Debtors (to the extent made available to Seller by Debtors) and, to Seller's Knowledge, fairly present in all material respects the number of Active Customers as of September 25, 2003.

         SECTION 5.22 CUSTOMER DEPOSITS, ADVANCES AND CREDITS. The list of customer deposits, advances and credits set forth in SCHEDULE 5.22 was prepared on the basis of the information contained in the books and records of Seller and Debtors (to the extent made available to Seller by Debtors) and, to Seller's Knowledge, fairly presents in all material respects the customer deposit, advance and credit liability of Seller as of the Closing Date.

         SECTION 5.23 LIMITED WARRANTIES. Buyer hereby acknowledges and agrees that, except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Purchased Assets), the physical condition of any personal property comprising a part of the Purchased Assets or that is the subject of any Contract, the physical condition of the Real Property, the value of the Purchased Assets (or any portion thereof), the terms, amount, validity, collectibility or enforceability of any Purchased Assets or Assumed Liabilities, the merchantability or fitness of the personal property or any other portion of the Purchased Assets for any particular purpose or any other matter or thing relating to the Purchased Assets or the Business (or any portion thereof). WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR

IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller:

         SECTION 6.1 ORGANIZATION. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority could not be reasonably likely to have a Material Adverse Effect.

         SECTION 6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full limited partnership power and authority to enter into this Agreement and each Ancillary Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership action. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally. At the Closing, each Ancillary Agreement executed and delivered by Buyer will have been duly and validly executed and delivered by Buyer and (assuming each such Ancillary Agreement constitutes a valid and binding obligation of Seller) each such Ancillary Agreement will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

         SECTION 6.3 BROKERS. No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

         SECTION 7.1 ACCESS TO INFORMATION; MAINTENANCE OF RECORDS.

         (a)      Intentionally omitted.

         (b)      Intentionally omitted.

         (c) For a period of two years after the Closing Date, each party and its representatives shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets in the possession of any other party, to the extent that such access may reasonably be required by such party in connection with the Assumed Liabilities or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that: (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its Affiliates, (ii) no party shall be required to take any action that would constitute a waiver of the attorney-client privilege or would threaten disclosure of Buyer's proprietary or confidential business information and (iii) no party need supply the other party with any information that such party is under a legal obligation not to supply and commercially reasonable efforts have been used to remove or waive the legal restriction. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this SECTION 7.1(a). If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party, at such other party's expense, a reasonable prior notice and opportunity to segregate and remove such books and records as such other party may select.

         (d) Seller agrees to take commercially reasonable steps as requested by Buyer from time-to-time to obtain Plante & Moran, PLLC's consent and cooperation to permit and enable Buyer to include the Fiscal 2003 Financial Statement in Buyer's filings with the Securities and Exchange Commission (including assistance in obtaining any necessary accountants' consents). Seller shall provide (and cause appropriate officers to provide) such reasonable and accurate certifications supporting such financial statements as are customarily required by independent auditors and as are required to comply with the regulations of the Securities and Exchange Commission and applicable law. Seller acknowledges and agrees that time is of the essence in the performance of these covenants.

         (e) Seller agrees that it possesses certain data and knowledge of the Business prior to the Closing Date which is proprietary in nature and confidential (the "Confidential Information"), including, without limitation, all customer names, addresses, locations and other identifying information, any confidential or proprietary methods, record, data, trade secret, pricing policy, bid amount, bid strategy, rate, structure, personnel policy, method or practice of soliciting or obtaining or doing business, or any other confidential or proprietary information whatsoever relating to the Business and the Purchased Assets. Seller agrees that, except as otherwise agreed between Buyer and Seller, Seller will not reveal, divulge, or make known to any Person (other than to Buyer or Buyer's authorized representatives) or use for its own account any Confidential Information, except for disclosure: (i) to Seller's officers, employees, members, managers, attorneys, accountants, consultants (including financial consultants), advisors or agents or those of any of its affiliates in connection with negotiating and/or executing this Agreement and the Ancillary Agreements and consummating the sale of the Purchased Assets, (ii) to the extent Seller determines in good faith that such disclosure is required by, or necessary to avoid committing a violation of law or any rule or regulation and
(iii) as necessary to enforce Seller's rights hereunder.

         SECTION 7.2 EXPENSES. Except as set forth in SECTION 3.6 and to the extent otherwise specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         SECTION 7.3 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets in accordance with this Agreement, including, without limitation, using commercially reasonable efforts to ensure timely satisfaction of the conditions precedent to each party's obligations hereunder. Neither Seller, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party, take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, Seller shall, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer Seller's title to the Purchased Assets. From time to time after the date hereof, Buyer shall, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption and assignment of the Assumed Liabilities in accordance with this Agreement.

         SECTION 7.4 COOPERATION ON TAX MATTERS. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns in connection with matters relating to (or affected by) the operations of Seller prior to the Closing, including, without limitation, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding anything to the contrary herein, Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least 30 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The requesting party shall bear all costs and expenses of the other party furnishing or causing to be furnished such information or assistance.

         SECTION 7.5 EMPLOYEES.

         (a) Buyer agrees to make offers of employment on or before the Closing Date, effective as of the Closing Date, to a sufficient number of Seller Employees such that the termination of employment of the remaining employees by Seller shall not be subject to the notification provisions of the WARN Act or any similar applicable state laws; such offers by Buyer shall include terms and conditions with respect to each individual Seller Employee made an offer that are, taken as a whole, no less favorable to such Seller Employee than the terms and conditions as exist between Seller and such Seller Employee as of the date hereof. All of the employees who have accepted Buyer's offers of employment made pursuant to this SECTION 7.5 (the "Hired Employees") shall become employees of Buyer as of 12:01 A.M. (local time) on the Closing Date (with the intent that no period of unemployment shall have occurred with respect to any such Hired Employees), and all of the Hired Employees will cease to be employees of the Seller as of 12:01 A.M. (local time) on the Closing Date. Seller shall provide the Hired Employees with a W-2 form as soon as practicable after the Closing. Buyer shall be solely responsible for maintaining workers' compensation insurance following the Closing Date and for all costs and expenses of all workers' compensation claims made by Hired Employees after the Closing Date for occurrences after the Closing Date. Seller shall be solely responsible for any and all severance pay and benefits that become due to Seller Employees who are not Hired Employees or who do not receive offers of employment from Buyer as provided above. Buyer shall not be responsible for any severance pay and benefits with respect to any Seller Employees who do not become Hired Employees, other than as a result of the WARN Act.

         (b) Seller shall at its own expense fully vest each Hired Employee under Seller's 401(k) retirement plan, terminate any related annuity contract and such plan, and take such other actions as are necessary to enable the Hired Employees to roll-over their investments into Buyer 401(k) retirement plan.

         (c) Upon Closing, Buyer shall provide health care continuation coverage under Buyer's plans in a manner that satisfies duties owed to Hired Employees, terminated employees, COBRA beneficiaries and M and A qualified beneficiaries of the Business, as the case may be, under the provisions of Treasury Regulation Section 54.4980B-9 Q. and A. 6(a)(1) and Q. and A. 7. Seller shall reimburse Buyer for any reasonable administrative expenses incurred by Buyer in providing these benefits in excess of the 2% surcharge paid by the beneficiaries. Seller shall reimburse such charges within 30 days after receipt by Seller of an invoice from Buyer with reasonable detail with respect to such charges.

         SECTION 7.6 NAME CHANGE. Seller agrees that at the Closing, or as soon as practicable thereafter (but in no event later than ten days after the Closing
Date), it (i) shall cease to use the corporate name "Horizon Propane LLC," the trade name "Horizon Propane" or any names similar thereto and (ii) shall file amendments to its formation documents to change its name to a name other than as described above or derivations thereof.

         SECTION 7.7 CONDUCT OF BUSINESS BY SELLER. Seller covenants and agrees that, except (i) as contemplated by this Agreement and required by the transactions contemplated hereby and (ii) with the prior written consent of
Buyer:

         (a) Seller shall (i) use commercially reasonable efforts to conduct the Business only in the ordinary course, including continuing to pay all obligations when due, adequately funding the Business and performing in all material respects all of its obligations under all agreements and instruments relating to or affecting the Business or the Purchased Assets, (ii) use good faith efforts to maintain good relations with the customers of and vendors to the Business and with employees of the Business and (iii) maintain its company status in full force and effect in the State of Ohio; and

         (b) Seller shall not take the following actions with respect to the Business or the Purchased Assets unless disclosed in the schedules to this Agreement or with the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (considered without regard to the measures taken by Seller pursuant to this Agreement and the Ancillary Agreements):

                  (i) pledge, mortgage, sell, lease or dispose of any of the Purchased Assets (except in the ordinary course of business);

                  (ii) effect any increases in, or additions to, the compensation or benefits payable to any of the Seller Employees, other than in the ordinary course of business;

                  (iii) fail to maintain books, records and accounts of Seller;

                  (iv) agree to any material amendment to a Contract, except in the ordinary course of business or as is necessary for Seller to meet the conditions or covenants set forth in this Agreement;

                  (v) change any of the accounting methods or procedures used by Seller unless required by GAAP or applicable law;

                  (vi) bring, settle, compromise or waive any action or legal right affecting the title, validity or value of the Purchased Assets;

                  (vii) amend, vary, terminate or waive any real property lease or rights thereunder;

                  (viii) grant or accept any lease in respect of the Real Property;

                  (ix) except in the ordinary course of business, enter into any lease, sublease, license, broker agreement, service contract, management contract, utility agreement or other agreement relating to any of the Real Property that would be binding on the applicable property or Buyer after the Closing;

                  (x) enter into forward commitments with various customers that at any given time require Seller to deliver an aggregate of 500,000 gallons or more of LP Gas at fixed prices without also entering into corresponding Hedge Arrangements (all of which shall be delivered to Buyer at least one Business Days prior to the Closing Date);

                  (xi) authorize or enter into an agreement to do any of the foregoing.

         Seller shall provide Buyer with written notice of any of the foregoing actions.

            (c) Seller shall not amend the Level Propane Purchase Agreement to be assigned to Buyer.

         SECTION 7.8 INSURANCE. Until the Closing, Seller shall use its commercially reasonable efforts to maintain in effect all of the existing contracts or policies of insurance to the extent relating to the Business and/or the Purchased Assets. With respect to any damage or destruction of any of the Purchased Assets prior to the Closing Date for which Seller would be entitled to assert a claim for recovery under any contract or policy of insurance maintained by or for the benefit of Seller in respect of the Purchased Assets, at the request of Buyer, Seller shall use commercially reasonable efforts to assert one or more claims under such insurance covering such damage or destruction. In the case of any damage or destruction of the Purchased Assets occurring prior to the Closing Date that is covered by insurance maintained by Seller, Seller shall deliver all insurance proceeds realized therefrom to Buyer at Closing or as soon thereafter as collected by Seller.

         SECTION 7.9 PUBLIC ANNOUNCEMENT. Prior to the Closing, all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby must be approved by Buyer and Seller prior to publication, except with respect to any releases or announcements that may be required by applicable laws, SEC regulations, court process or obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system. Seller shall promptly provide Buyer with copies of each announcement disseminated to Seller's employees generally regarding the transactions contemplated by this Agreement and the Ancillary Agreements, whether such announcements are made prior to, contemporaneously with or after the Closing Date.

         SECTION 7.10 REGULATORY FILINGS. Unless otherwise mutually agreed in writing, each of the parties shall use all commercially reasonable efforts to
(a) obtain, and to cooperate with the other party in obtaining, all reviews, authorizations, consents, orders or approvals of Governmental Entities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement prior to or after the Closing and (b) defend (in a commercially reasonable manner) against any effort to enjoin consummation of the transactions contemplated hereby, including prompt appeal of any adverse decision or order by any Governmental Entity.

         SECTION 7.11 REJECTION AND ASSUMPTION OF CONTRACTS. Seller agrees that from the date of this Agreement through the Closing Date it shall not: (i) amend or seek to amend the Sale Order to reduce the period for acceptance or rejection of Contracts; (ii) reject Contracts in accordance with the Sale Order without the prior written consent of Buyer; or (iii) finally assume any Contracts to be assumed by Buyer under this Agreement in accordance with the Sale Order without the prior written consent of Buyer, it being understood that Buyer is relying on its ability to finally assume or reject Contracts as assignee of Seller under the Sale Order through October 31, 2003.

         SECTION 7.12 UTILITIES. To the extent not included as a liability in the calculation of Closing Date Working Capital, Seller shall reimburse Buyer for all utility costs incurred by the Business prior to, and allocable to the period prior to, the Closing Date, which costs are paid by Buyer after the Closing Date. Payments to Buyer pursuant to this SECTION 7.12 shall be made by Seller within 10 days after receipt by Seller of a calculation prepared by Buyer detailing the amount owed by Seller hereunder and a copy of the invoice detailing the total utility costs for the period of such invoice. The calculation of the amount Seller shall be required to pay shall be based on the total cost reflected in the utility invoices multiplied by a fraction, the numerator of which shall be the number of days of such utility invoice period that occurred prior to the Closing Date and the denominator of which shall be the total number of days of such utility invoice period.

         SECTION 7.13 ACCESS TO REAL PROPERTY. Seller hereby grants Buyer a no-fee license, commencing on the Closing Date, to leave the Purchased Assets at the Herkimer (Ridgefield

Springs), New York facility and the Cadillac, Michigan facility not being acquired by Buyer hereunder, for a period of 90 days after the Closing Date and hereby grants Buyer access to the real property for such 90-day period so that Buyer may remove the Purchased Assets. Buyer's access to such real property shall be at Buyer's own risk, and Buyer covenants with Seller that it shall use reasonable care when exercising its right to access under this SECTION 7.13, shall not cause any dangerous condition on the real property to exist after the expiration of such 90-day period that did not exist prior to the Closing Date and shall be responsible for any acts or omissions that it takes or fails to take on such real property. The obligations set forth in this SECTION 7.13 shall survive the Closing.

         SECTION 7.14 SERVICE OF CUSTOMERS. Buyer covenants with Seller (with no intention to create any third-party beneficiary rights) to service all Active Customers, in accordance with Buyer's customary terms and conditions, to the extent that, and only for so long as, Buyer deems it commercially reasonable to do so. Notwithstanding the foregoing, nothing in this Section is intended to limit Buyer's rights to assume or not assume contracts in its sole discretion under the Level Propane Purchase Agreement and the Sale Order or to expand the scope of Assumed Liabilities specified in SECTION 2.3.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         SECTION 8.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the purchase of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) no action, suit or other proceeding shall be pending before any court, tribunal or Governmental Entity seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Entity having appropriate jurisdiction;

         (b)      Seller shall have made all required deliveries pursuant to
SECTION 4.2 of this Agreement and shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

         (c) Seller shall have delivered all necessary third party consents (including those of the equipment lessors) and waivers and governmental approvals to the transactions contemplated hereby and specified in SCHEDULE 5.3 subsection H;

         (d) Seller shall not have breached in any material respect any of Seller's representations and warranties contained herein.

         SECTION 8.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the sale of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) no action, suit or other proceeding shall be pending before any court, tribunal or Governmental Entity seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Entity having appropriate jurisdiction; and

         (b)      Buyer shall have made all required deliveries pursuant to
SECTION 4.3 of this Agreement and shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

         SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

         (a)      mutual written consent of Seller and Buyer;

         (b) Buyer, if there has been a material violation or material breach by Seller of any covenant, representation or warranty made by it contained in this Agreement, and such violation or breach, if susceptible to cure, has not been cured by Seller within five Business Days of receipt of written notice thereof or waived by Buyer;

         (c) Seller, if there has been a material violation or material breach by Buyer of any covenant, representation or warranty made by it contained in this Agreement, and such violation or breach, if susceptible to cure, has not been cured by Buyer within five Business Days of receipt of written notice thereof or waived by Seller;

         (d) Seller or Buyer, if a condition to its respective performance set forth in Article VIII hereof shall have failed in any material respect; or

         (e) Seller or Buyer, if the Closing shall not have occurred on or prior to October 3, 2003; provided, however, that Buyer or Seller, as the case may be, shall not be entitled to terminate this Agreement pursuant to this
SECTION 9.1(e) if the failure of the Closing to occur on or prior to such date results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement in any material respect.

         SECTION 9.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to SECTION 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated by either or both of the parties pursuant to SECTION 9.1 or otherwise, all Confidential Information (as defined in the Confidentiality Agreement) of Seller shall be returned to Seller, and all Confidential Information of Buyer shall be returned to Buyer. If this Agreement is terminated, either party hereto may seek any and all equitable remedies available to it under applicable law, including, without limitation, specific enforcement of any covenant or agreement herein, in any court of competent jurisdiction.

                                    ARTICLE X
                                 INDEMNIFICATION

         SECTION 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         (a) The representations and warranties of Buyer and Seller in this Agreement, the Ancillary Agreements and in any other agreements, documents or certificates executed or delivered by Buyer or Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall survive the execution, delivery and performance of this Agreement and such other documents and the Closing and remain in full force and effect until the December 31, 2004 (which in no way limits Buyer's right to recover with respect to any breach of representation or warranty discovered prior to the expiration date), with the exception of the warranties set forth in SECTION 5.10, which shall survive indefinitely. All representations and warranties of Buyer, on the one hand, and Seller, on the other hand, set forth in this Agreement, the Ancillary Agreements and in the other documents contemplated hereby shall be deemed to have been made again by Buyer or Seller, as the case may be, at and as of the Closing (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of the specified date). This
SECTION 10.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after any Closing or after the termination of this Agreement.

         (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and agreements of Buyer and Seller in this Agreement, the Ancillary Agreements and in any other agreements, documents or certificates executed or delivered by Buyer or Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall survive the execution, delivery and performance of this Agreement and such other documents and the Closing and remain in full force and effect until performed in full. Except as expressly set forth in this Article X, the covenants and agreements contained in this Article X shall in all events survive the Closing without time limit.

         SECTION 10.2 LIMITATIONS ON INDEMNIFICATION.

         (a) Buyer shall not be entitled to make a claim against Seller for indemnification under SECTION 10.3(a)(other than under subsection (iv) thereof) unless and until the aggregate amount of claims that may be asserted for Indemnifiable Losses pursuant to SECTION 10.3(a) (other than under subsection
(iv) thereof) exceeds $50,000, in which event the indemnity provided for in
SECTION 10.3(a) shall be effective with respect to all of the Indemnifiable Buyer Losses without regard to such threshold. Except as set forth below, individual claims by LP Gas customers of the Business under $500 shall not constitute Indemnifiable Buyer Losses or be considered for purposes of determining whether the $50,000 threshold has been exceeded. Notwithstanding the foregoing, if a group of individual claims by LP Gas customers arise from a common underlying event or circumstance, which therefore comprises a pattern of substantially similar claims, then the aggregate claims of those LP Gas customers shall be Indemnifiable Buyer Losses and shall count toward the $50,000 threshold referred to above. By way of illustration, if fifty different LP Gas customers make successful claims, each being less than $500 but each based on a common underlying event or circumstance that is shared by such LP

Gas customers (such as a particular attorney general determination), then the claims do count toward the threshold and Buyer shall be entitled to bring a claim for Indemnifiable Buyer Losses once the $50,000 is satisfied.

         (b) Seller shall not be entitled to make a claim against Buyer for indemnification under SECTION 10.3(b) unless and until the aggregate amount of claims that may be asserted for Indemnifiable Losses pursuant to SECTION 10.3(b) exceeds $50,000, in which event the indemnity provided for in SECTION 10.3(b) shall be effective with respect to all of the Indemnifiable Buyer Losses without regard to such threshold.

         (c) Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate liability of Seller for Indemnifiable Buyer Losses under SECTION 10.3(a) shall be an amount equal to the $15.5 million, except that Seller's liability for Indemnifiable Buyer Losses resulting from the fraud or the willful misconduct of Seller shall be unlimited and the $15.5 million cap shall not apply to such cases involving fraud or willful misconduct or a breach of SECTION 5.2.

         (d) Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate liability of Buyer for Indemnifiable Seller Losses under SECTION 10.3(b) shall be an amount equal to $15.5 million, except that Buyer's liability for Indemnifiable Seller Losses resulting from the fraud or the willful misconduct of Buyer shall be unlimited and the $15.5 million cap shall not apply to such cases involving fraud or willful misconduct or a breach of SECTION 6.2.

         (e) From and after the Closing, as between Seller and the Seller Indemnitees, on the one hand, and Buyer and Buyer Indemnitees, on the other hand, the remedies set forth in this Article X shall be the exclusive remedies with respect to this Agreement, other than in the case of fraud or willful misconduct, and other than equitable relief.

         (f) No Indemnity Payment shall be required to be paid for any Indemnifiable Loss under SECTION 10.3 unless notice of such claim is given pursuant to SECTION 10.4 prior to December 31, 2004, except for violations of the representations and warranties contained in SECTION 5.10, which shall survive indefinitely.

         (g) Prior to seeking indemnification under SECTION 10.3, an Indemnitee shall deliver appropriate claims to any relevant insurer or third party obligated to indemnify such Indemnitee with respect to the Loss giving rise to such claim. An Indemnitee shall permit the Indemnifying Party to assert any such claims and shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party's prosecution of such claims. The amount of any Losses for which indemnification is provided under SECTION 10.3 shall be net of any amounts actually recovered by the Indemnitee under insurance policies of either Seller or Buyer or from other Persons with respect to such Loss.

         (h) No Indemnifiable Buyer Loss shall accrue and no Indemnity Payment under SECTION 10.3(a) shall be required for any Losses arising from Buyer's exercise of its rights as assignee of Seller under SECTIONS 2.5 and 7.13 of the Level Propane Purchase Agreement.

         (i) If and to the extent that prior to the Closing Seller has Knowledge or Buyer has actual knowledge of the breach of or inaccuracy in a representation, warranty or covenant made by the other party, then such party shall not have the right to assert a claim for indemnification in respect of such breach or inaccuracy, and the party against whom such claim could otherwise be asserted shall have no liability or obligation in respect thereof.

         SECTION 10.3 INDEMNIFICATION.

         (a) Seller Indemnification. Subject to SECTIONS 10.1 and 10.2 hereof, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, partners, officers, employees and agents representatives (collectively, "Buyer Indemnitees") from and against any and all claims, demands or suits (by any Person, including any Governmental Entity), losses, liabilities, damages, fines, penalties, obligations, payments, costs and expenses, paid or incurred, whether or not relating to, resulting from or arising out of any Third Party Claim, including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees in connection therewith (collectively, "Losses") (provided, that Losses shall not include any punitive damages of any Buyer Indemnitee) (individually and collectively, "Indemnifiable Buyer Losses") resulting from or arising out of any of the following:

                  (i) any breach by Seller of any of the representations or warranties of Seller contained in this Agreement;

                  (ii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement;

                  (iii)    any Excluded Liability;

                  (iv) any payments or liabilities incurred by Buyer with respect to the current liabilities included, or that should have been included, in the calculation of Closing Date Working Capital (as finally determined and adjusted for under SECTION 3.4(d)), in the aggregate, in excess of the aggregate amounts included for current liabilities in such Closing Date Working Capital, with such excess, if any, determined as of a cut-off date of December 15, 2004;

                  (v) any liabilities other than Assumed Liabilities that are imposed upon Buyer as a consequence of failure by the parties to comply with any applicable bulk sales or similar laws relating to the sales contemplated by this Agreement.

         (b) Buyer Indemnification. Subject to SECTIONS 10.1 and 10.2 hereof, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees and representatives (collectively, "Seller Indemnitees") from and against any and all Losses (provided, that Losses shall not include any punitive damages of any Seller Indemnitee) (individually and collectively, "Indemnifiable Seller Losses"; and, collectively with Indemnifiable Buyer Losses, "Indemnifiable Losses") resulting from or arising out of any of the following:

                  (i) any breach by Buyer of any of the representations or warranties of Buyer contained in this Agreement;

                  (ii) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement;

                  (iii)    any Assumed Liability; and

                  (iv) without limiting subsection (iii) above, the conduct of the Business by Buyer or any part thereof, or use or lease by Buyer of any Purchased Asset, in each case, after the Closing.

         (c) For purposes of this Agreement (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this SECTION 10.3, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement and (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement.

         SECTION 10.4 DEFENSE OF CLAIMS.

         (a) If any Indemnitee receives notice of the assertion of any claim or cause of action or of the commencement of any action, proceeding or investigation by any Person (including any Governmental Entity) who is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee shall cooperate in good faith in such defense; provided, however, that if the Indemnitee reasonably determines that there exists a conflict of interest between the Indemnifying Party (or any constituent part of it) and the Indemnitee, the Indemnitee (or any constituent part of it) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnified Party be liable for the costs and expenses of more than one separate counsel. In the event the Indemnifying Party shall not have assumed the defense and the Indemnitee is conducting the defense, the Indemnifying Party shall be entitled to monitor the defense by the Indemnitee, to consult with the Indemnitee with respect to such claim and to be kept fully informed by the Indemnitee of such Third Party Claim, which shall include, without limitation, the right to review and obtain copies of all pleadings, motions and correspondence, and other non privileged documentation and information in connection with such Third Party Claim, in each case as the Indemnifying Party may reasonably request. The Indemnifying Party and the Indemnitee shall make available to each other as reasonably requested their attorneys and accountants and all books and records relating to Third Party Claims and the parties hereto agree to render to each other such assistance as they may reasonably require to ensure the proper and adequate defense of any Third Party Claim. The right to assume the defense of any Third Party Claim shall include, without limitation, the right to assert, for the benefit of the Indemnitee, cross-claims and counterclaims in connection with such Third Party Claim that are directly related to such Third Party Claim.

         (b) If, within 20 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to SECTION 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in
SECTION 10.4(a), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all costs or expenses paid or incurred in connection therewith.

         (c) Without the prior written consent of the Indemnitee, which consent shall not unreasonably be withheld, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee and its Affiliates from all liability in respect of such Third Party Claim or that could reasonably be expected to lead to liability or create any financial or other obligation on the part of the Indemnitee or any Affiliate thereof for which the Indemnitee or any Affiliate thereof is not entitled to indemnification hereunder or that would require the Indemnitee or any Affiliate thereof to change in any material respect the way it conducts business. If a firm offer is made to settle a Third Party Claim that could not be expected to lead to liability or the creation of a financial or other obligation on the part of the Indemnitee or any Affiliate thereof for which the Indemnitee or any Affiliate thereof is not entitled to indemnification hereunder or to require the Indemnitee or any Affiliate thereof to change in any material respect the way it does business and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 20 calendar days after its receipt of such notice, the Indemnitee may, at its sole cost and expense, continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.

         (d) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by such Indemnitee by giving the Indemnifying Party reasonably prompt written notice thereof; provided, however that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (e) In the event that the Indemnifying Party disputes its liability under the indemnity provisions of this SECTION 10.4, it shall, within 20 days after receiving written notice of a Third Party Claim or a Direct Claim, give written notice of such dispute to the Indemnitee. The parties shall then use all commercially reasonable efforts to resolve such dispute in a mutually agreeable manner. If such efforts fail, either the Indemnifying Party or the Indemnitee may bring an action to resolve such dispute. Pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise or settle such claim at the risk of the Indemnifying Party.

         (f) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or other offsets incurred in connection therewith shall promptly be repaid by the Indemnitee to the Indemnifying Party. For the purposes of applying the limitation on the aggregate amount of the indemnification obligation of Seller under SECTION 10.2(b), the aggregate amount of all Indemnity Payments made by Seller shall be reduced by any recovery, settlement or other payment under or pursuant to any insurance coverage or any recovery, settlement or other payment by or against any other Person, in any such case as a result of or in respect of any such Indemnity Payment, less any costs, expenses, premiums or other offsets incurred in connection therewith. UPON MAKING ANY INDEMNITY PAYMENT, THE INDEMNIFYING PARTY SHALL, TO THE EXTENT OF SUCH INDEMNITY PAYMENT, BE SUBROGATED TO ALL RIGHTS OF THE INDEMNITEE AGAINST ANY THIRD PARTY THAT IS NOT AN AFFILIATE OF THE INDEMNITEE IN RESPECT OF THE INDEMNIFIABLE LOSS TO WHICH THE INDEMNITY PAYMENT RELATES. WITHOUT LIMITING THE GENERALITY OR EFFECT OF ANY OTHER PROVISION HEREOF, EACH SUCH INDEMNITEE SHALL DULY EXECUTE UPON REQUEST ALL INSTRUMENTS REASONABLY NECESSARY TO EVIDENCE AND PERFECT THE ABOVE DESCRIBED SUBROGATION RIGHTS.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         SECTION 11.1 AMENDMENT AND MODIFICATION. Except as otherwise provided herein, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

         SECTION 11.2 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 11.3 SURVIVAL. The representations and warranties set forth in this Agreement and the Ancillary Agreements constitute the only representations and warranties made by Seller and Buyer with respect to the transactions contemplated hereby and the Purchased Assets transferred pursuant hereto, and such representations and warranties supersede all representations and warranties, written or oral, previously made by Seller or Buyer.

         SECTION 11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) when personally delivered, sent by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (b) five days following mailing by registered or certified mail postage prepaid and return receipt requested.

Unless another address is specified in writing, notices, demands and communications to Seller and Buyer shall be sent to the addresses indicated below:

                    If to Seller:        Horizon Propane LLC
                                         25425 Center Ridge Road
                                         Westlake, Ohio 44145
                                         Facsimile No.: (440) 808-6901
                                         Attention: Chief Executive Officer

                    with a copy to:      Baker & Hostetler LLP
                                         3200 National City Center
                                         1900 East 9th Street
                                         Cleveland, Ohio 44114
                                         Facsimile No.: (216) 696-0740
                                         Attention: Edward G. Ptaszek, Jr., Esq.

                    If to Buyer:         AmeriGas Propane, L.P.
                                         460 North Gulph Road
                                         King of Prussia, PA 19406
                                         Facsimile No.: (610) 992-3258
                                         Attention: Vice President - Law

                    with a copy to:      Blank Rome LLP
                                         One Logan Square
                                         Philadelphia, PA 19103-6998
                                         Facsimile No.: (215) 832-5527
                                         Attention: Samuel H. Becker, Esq.

         SECTION 11.5 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party, including by operation of law, without the prior written consent of the other party; except that Buyer may assign this Agreement without consent to any Affiliate or in connection with any sale of the Business or substantially all of the assets by Buyer. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this
SECTION 11.5 shall be null and void and shall not bind or be recognized by any of Seller or Buyer.

         SECTION 11.6 THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

         SECTION 11.7 SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect for any reason, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without respect to principles of conflicts of law thereof.

         SECTION 11.9 SUBMISSION TO JURISDICTION. In the event of any legal action involving this Agreement or any agreement or document related hereto, the parties irrevocably (a) elect that the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby shall be the United States District Court for the Northern District of Ohio, Eastern Division, sitting in Cleveland, Ohio, as well as any court to which an appeal may be taken from the aforesaid court, (b) consent to the jurisdiction of such courts, (c) agrees that service of process on any party to any action arising under or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby shall be effective if delivered to such party in accordance with SECTION 11.4 hereof and (d) provided that service of process is so delivered, waives and agrees not to assert, to the fullest extent permitted by law, any objection or defense it may now or hereafter have based upon lack of personal jurisdiction, improper or ineffective service of process, improper venue or forum non conveniens.

         SECTION 11.10 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 11.11 INCORPORATION. All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

         SECTION 11.12 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

         SECTION 11.13 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.14 REMEDIES. Seller and Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, Seller or its successors or assigns, or Buyer or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the United States District Court for the Northern District of Ohio,

Eastern Division, sitting in Cleveland, Ohio for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

         SECTION 11.15 AGREEMENT NOT TO COMPETE. In consideration for payment of the Purchase Price and other consideration under this Agreement, for a period commencing on the Closing Date and terminating on the second anniversary thereof, Seller, Eaglerock and Eaglerock's members (except in connection with Eaglerock's members' investment banking and turn-around businesses) and their respective successors and assigns shall not: (a) whether as a consultant, agent, independent contractor, partner, shareholder, participant, owner, creditor, investor or otherwise, invest in (other than ownership as a non-controlling investor), own, manage, operate, finance or control any business that conducts the retail sale of LP Gas in any state or region in which Seller conducts business as of the Closing Date; (b) induce or attempt to induce any customer to reduce such customer's purchases of products from the Business or Buyer and its successors and assigns after the Closing Date; and (c) except as expressly permitted by Buyer or its successors or assigns in advance in writing, solicit any protected employee of the Business to leave the employ of Buyer or its successors and assigns (other than by means of general "help wanted" advertising) or hire any such protected employee (as used herein, the term "protected employee" means any person who was employed by Seller immediately prior to the Closing. Nothing in this SECTION 11.15 shall be construed to limit Candlewood Partners, Sedgewick Capital or Union Partners, or their respective Affiliates, from engaging in their respective investment banking, financial consulting or turn-around business activities, notwithstanding that such activities may be competitive with the Business.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       BUYER:

                                       AmeriGas Propane, L.P.

                                       By: AmeriGas Propane, Inc., its General
                                       Partner

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                       SELLER:

                                       Horizon Propane LLC

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                  {SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT}